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                                            August 20, 1996


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madame:

     On behalf of Oneida Ltd., I transmit for filing the following Form S-8 covering 500,000 of Oneida Ltd. Common Stock issued pursuant to a May 31, 1995 amendment to Oneida Ltd.'s Employee Stock Purchase Plan.

     On August 20, 1996, a bank check in the amount of $2,620.28 was mailed to the Securities and Exchange Commission, Account 910-8739, c/o Mellon Bank, P.O. Box 360055M, Pittsburgh, Pennsylvania 15252, to pay the filing fee for the above-referenced Form S-8.

    Please do not hesitate to contact me at (315) 361-3694 if you have any questions or concerns.

                                            Very truly yours,

                                            /s/ ERIN L. MARKEY

                                            Erin L. Markey
                                            Corporate Attorney
                                            Oneida Ltd.
                                            163-181 Kenwood Avenue
                                            Oneida, New York 13421
                                            315-361-3694

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                                                      Registration No.


               SECURITIES  AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                  _____________________________

                            Form S-8

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                  _____________________________

                           ONEIDA LTD.
       (Exact name of issuer as specified in its charter)

            NEW YORK                          15-0405700
    (State of Incorporation)        (I.R.S. Employer Identification No.)

                     Oneida, New York 13421
             (Address of Principal Executive Office)

                  EMPLOYEE STOCK PURCHASE PLAN
                      (Full title of plan)

                     Catherine H. Suttmeier
                           ONEIDA LTD.
                     Oneida, New York 13421
                         (315) 361-3636
       (Name, address and telephone of agent for service)

    Approximate date of commencement of proposed sales pursuant to the Plan: The Common Stock covered by this registration statement is to be purchased from time to time after the effective date of this registration statement with such funds as may be contributed to the Plan by eligible employees. (1)

                 CALCULATION OF REGISTRATION FEE
===========================================================================
                                  Proposed     Proposed
                      Amount      Maximum      Maximum
                      to be       Offering     Aggregate         Amount of
Title of Securities   Register-   Price Per    Offering          Registration
being Registered      ed (2)      Share*       Price             Fee

Common Stock -        500,000      $15.19(3)    $7,595,000.00(3)  $2,620.28
  $1.00 par value
===========================================================================
*Estimated solely for the purpose of calculating the registration fee.

(1) Options to purchase the Common Stock registered hereunder are being offered under the Employee Stock Purchase Plan to employees of the registrant and designated wholly-owned subsidiaries who meet certain eligibility requirements based on length of service.

(2) Plus such indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of the increase in the number of issued shares of Common Stock resulting from a subdivision of such shares.

(3) The shares covered by this Registration Statement are to be sold at a price equal to 90% of the fair market value of the Common Stock on each July 1 offering date or 90% of the fair market value of the Common Stock on the exercise date, whichever amount is less. Fair market value is determined by reference to the last previous closing price of the Common Stock on the New York Stock Exchange prior to each such July 1 offering date or such exercise date and the registration fee is computed in accordance with Rule 457(h). The last reported sale price of a share of Common Stock on the New York Stock Exchange on August 19, 1996 was $15.125. The average of the high and low prices of a share of Common Stock on the New York Stock Exchange on August 19, 1996 was $15.1875.

Pursuant to Rule 429, the information in this Registration Statement covers 461,477 shares of the registrant's $6.25 par value Common Stock previously registered under File Nos. 2-84304 and 33-37565.

                   Pursuant to General Instruction E, the
                   contents of Oneida Ltd.'s Registration
                   Statement on Form S-8 bearing File No.
                   2-84304 and dated June 28, 1983 are hereby incorporated by reference.


Item 8.   Exhibits.

          (a)  Opinion of Counsel and Consent

                                  SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oneida, and the State of New York, on this 20th day of August, 1996.

                                                 ONEIDA  LTD.

                                                 By:  /s/  WILLIAM D. MATTHEWS
                                                      William D. Matthews
                                                      Chairman of the Board and
                                                      Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                     Title                    Date

(i) Principal Executive Officer

/s/ WILLIAM D. MATTHEWS                Chairman of the          August 20, 1996
    William D. Matthews                Board and Chief
                                       Executive Officer

(ii) Principal Financial Officer

/s/ GLENN B. KELSEY                   Executive Vice            August 20, 1996
    Glenn B. Kelsey                   President, and Chief
                                      Financial Officer

(iii) Principal Accounting Officer

/s/ THOMAS A. FETZNER                  Vice President, and      August 20, 1996
    Thomas A. Fetzner                  Corporate Controller

(iv) A Majority of the Board of Directors

/s/ WILLIAM F. ALLYN                   Director                 August 20, 1996
    William F.  Allyn

/s/ R. QUINTUS ANDERSON                Director                 August 20, 1996
    R. Quintus Anderson

/s/ GEORGIA S. DERRICO                 Director                 August 20, 1996
    Georgia S. Derrico

/s/ DAVID E. HARDEN                    Director                 August 20, 1996
    David E. Harden

/s/ PETER J. KALLET                    Director                 August 20, 1996
    Peter J. Kallet

/s/ GLENN B. KELSEY                    Director                 August 20, 1996
    Glenn B. Kelsey

/s/ WILLIAM D. MATTHEWS                Director                 August 20, 1996
    William D. Matthews

/s/ WHITNEY D. PIDOT                  Director                 August 20, 1996
    Whitney D. Pidot

/s/ RAYMOND T. SCHULER                 Director                 August 20, 1996
    Raymond T. Schuler

/s/ WALTER A. STEWART                  Director                 August 20, 1996
    Walter A. Stewart

/s/ WILLIAM M. TUCK                    Director                 August 20, 1996
    William M. Tuck

                                                      August 20, 1996


To the Board of Directors of ONEIDA LTD.


Dear Sirs:

    I am General Counsel for Oneida Ltd. and have acted as such in connection with the authorization of an amendment to the Oneida Ltd. Employee Stock Purchase Plan effective May 31, 1995, pursuant to which Oneida proposes to offer for sale to eligible employees under the Plan an additional 500,000 shares, of the par value of $1.00 each, of Common Stock, such number of shares to be subject to adjustment upon the happenings of certain events.

    In this connection, I have also reviewed the Registration Statement on Form S-8 under the Securities Act of 1933 with respect to such shares and I have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate or public records as I deem necessary as a basis for the opinions hereinafter expressed.

    Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the additional 500,000 shares of the said Common Stock issuable pursuant to the amendment to the said Plan as described in the said Registration Statement have been duly authorized for issue and, when issued in accordance with the provisions of the said Plan, will be legally and validly issued, fully paid and nonassessable, provided that the purchase price of such shares will not be less than the par value thereof.

    I hereby consent to the filing of this opinion as a part of the said Registration Statement.


                                                      Very truly yours,

                                                      /s/ CATHERINE H. SUTTMEIER

                                                      Catherine H.  Suttmeier
                                                      Vice President, Secretary
                                                      and General Counsel